Exhibit 99.1

Crimson Exploration Announces Completion of Private Placement of Common Stock and Appointment of Director

HOUSTON, December 22, 2010 (BUSINESS WIRE) –

Crimson Exploration Inc. (NasdaqGM:CXPO) announced today that it has completed the previously announced private placement transaction with America Capital Energy Corporation (“ACEC”) and announced the appointment of Mr. Ni Zhaoxing to the board of directors in connection with the completion of the transaction. On October 24, 2010, Crimson completed the first step of the transaction in which it issued 4,250,000 shares of common stock to ACEC for a total cash consideration of $21,250,000 and an option to purchase an additional 1,750,000 shares of a newly created series of preferred stock at $5.00 per share, for additional consideration of $8,750,000. Today, Crimson completed the second step of the transaction in which ACEC exercised the option to purchase the preferred stock for the additional consideration of $8,750,000 and exercised its right to appoint Mr. Ni to Crimson’s board of directors. In connection with the designation of Mr. Ni to Crimson’s board of directors, the issued and outstanding shares of preferred stock automatically converted into an equal number of shares of common stock, giving ACEC an aggregate ownership of approximately 13.4% of the outstanding shares of Crimson’s common stock. Crimson intends to use the net proceeds from the second step of the private placement for general corporate purposes, including the continued development of its significant inventory of drilling prospects.

The common stock sold by the Company in the private placement transaction will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. The Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, approximately 12,000 net acres in the highly prospective Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas, approximately 9,300 net acres in the prospective Eagle Ford play in South Texas and approximately 11,000 net acres in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company’s website at http://crimsonexploration.com.

Contact:	Crimson Exploration Inc., Houston, TX
E. Joseph Grady, 713-236-7400

Source:	Crimson Exploration Inc.